Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FOURTH QUARTER

2013 RESULTS OF OPERATIONS

•	Operating results in line with guidance.

•	GAAP net loss per share includes non-cash tax adjustment to establish a valuation allowance.

Bensenville, Ill. – February 19, 2014— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its fourth quarter ended December 31, 2013.

The Company reported fourth quarter revenue of $11.5 million as compared with $11.1 million in the prior quarter. Overall demand for sapphire continued its rebound with the growing momentum of the general lighting segment of the LED market and demand from non-LED applications for mobile devices, such as the sapphire home button on the iPhone 5S, as well as the camera lens cover now being adopted by more smartphone manufacturers. Revenue from two and four-inch sapphire core sales increased twenty-eight percent sequentially to $9.2 million from $7.2 million in the prior quarter. Half of the sequential growth in core sales resulted from price increases and the other half resulted from increased volume. The Company was able to increase core volumes by adding some core fabrication capacity. This added capacity now allows the Company to fabricate and sell all crystals produced in a given period regardless of product mix. Higher revenue from two and four-inch cores was largely offset by a decrease in wafer and optical sapphire sales.

Raja Parvez, President and CEO of Rubicon, commented, “While wafer revenue was low in the fourth quarter, we continued to make good progress on our patterned sapphire substrate (“PSS”) and polished wafer initiatives. We are very pleased with the progress on the PSS product introduction. We announced the introduction of the PSS product in October and we have already received requests for samples from sixteen different customers, which we believe positions us to meet our 2014 revenue target for PSS wafers of at least $15 million.” Mr. Parvez continued, “In addition, we received our first production order of four-inch polished wafers for the first quarter and expect orders from existing customers of six inch LED wafers to begin picking up in the second quarter.”

The Company began increasing utilization of its crystal growth facilities last quarter and those facilities are now operating at full capacity. Reduced idle plant costs and higher pricing for two and four inch core products offset in part by the impact of lower wafer sales and higher development costs resulted in an improvement in gross margin of $507 thousand. William Weissman, Rubicon’s CFO, commented, “The majority of our negative gross margin in 2013 resulted from idle plant costs associated with low utilization of our manufacturing facilities. We have just completed the re-starting of all of our crystal growth furnaces and we expect to see significant increases in wafer production over the course of this year which will continue to lower our idle plant costs.”

GAAP net loss in the fourth quarter was $0.67 per share and included a non-cash adjustment to establish a valuation allowance on the Company’s deferred tax assets. The Company’s non-GAAP net loss was $0.22 per share in the fourth quarter, which was in line with the Company’s guidance and compares with a GAAP net loss per share of $0.26 in the prior quarter. The non-GAAP net loss per share excludes the adjustment to establish the tax valuation allowance and applies our fourth quarter projected tax benefit rate of forty-five percent. For a reconciliation of this non-GAAP financial measure to the most applicable financial measure under U.S. GAAP, see “Reconciling Items to Financial Statements - GAAP to Non-GAAP, Condensed Consolidated Statements of Operations” included in the tables accompanying this release.

Mr. Weissman explained, “Due to the loss in the fourth quarter of 2013, we are in a cumulative loss position for the past three years which is considered by the accounting standards to be significant negative evidence which is very difficult to overcome. While our financial outlook for the company remains positive, under the accounting standards objective negative evidence is given greater weight than other subjective positive evidence such as our projections for future growth. Consequently, this has led us to establish a valuation allowance in the current quarter. We will maintain the tax valuation allowance and no longer accrue tax benefits or tax expense on our income statement until an appropriate level of profitability is attained.”

First Quarter 2014 Guidance

Commenting on the outlook for the first quarter of 2014, Mr. Parvez said, “In the past several quarters we have seen a meaningful improvement in the demand for sapphire with steady price increases as a result. Based on our conversations with others in the market, we believe that trend will continue this year. The seasonality of the LED backlighting market however has temporarily slowed the growth over the past couple of months, and therefore we expect first quarter pricing for two and four-inch cores to be similar to pricing in the prior quarter. Wafer orders will begin to increase starting in the first quarter and should accelerate during the remainder of the year. We expect revenue to be approximately $13 million in the first quarter. Wafer revenue will be a larger percentage of total revenue in the first quarter, but there will be development costs associated with the new wafer orders, which will reduce margins in the near term. However, reduction in idle plant costs should offset much of that impact, so we expect the operating loss in the first quarter to be similar to the fourth quarter. As we move into production volumes, wafer costs will continue to come down.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 19, 2014 to review the fourth quarter 2013 results and the first quarter 2014 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on February 27, 2014, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10040365. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2013, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$21,071	$19,573
Restricted cash	165	171
Short-term investments	13,567	24,361
Accounts receivable, net	3,571	12,669
Inventories	34,312	47,354
Other current assets	13,719	18,166
Deferred tax assets	—	4,427

Total current assets	86,405	126,721
Property and equipment, net	115,220	119,850
Other assets	1,070	1,525

Total assets	$202,695	$248,096

Liabilities and Stockholders’ Equity
Accounts payable	$4,465	$8,954
Accrued and other current liabilities	2,172	3,430

Total current liabilities	6,637	12,384

Deferred tax liability	267	10,326

Total liabilities	6,904	22,710

Stockholders’ equity	195,791	225,386

Total liabilities and stockholders’ equity	$202,695	$248,096

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenue	$11,536	$20,091	$41,513	$67,243
Cost of goods sold	17,347	19,179	63,434	67,283

Gross (loss) profit	(5,811)	912	(21,921)	(40)

General and administrative expenses	2,087	2,138	8,629	9,018
Sales and marketing expenses	388	339	1,521	1,685
Research and development expenses	745	562	2,263	2,274
(Gain) loss on disposal of assets	(6)	24	550	19

Total operating expenses	3,214	3,063	12,963	12,996

Loss from operations	(9,025)	(2,151)	(34,884)	(13,036)

Other (expense) income:
Interest income and other (expense) income, net	(81)	66	(627)	450

Loss before income taxes	(9,106)	(2,085)	(35,511)	(12,586)
Income tax (expense) benefit	(6,135)	954	5,160	7,048

Net loss	$(15,241)	$(1,131)	$(30,351)	$(5,538)

Net loss per common share:
Basic	($0.67)	($0.05)	($1.35)	($0.25)
Diluted	($0.67)	($0.05)	($1.35)	($0.25)

Weighted average common shares outstanding used in computing net loss per common share:
Basic	22,599,258	22,538,292	22,572,212	22,523,951
Diluted	22,599,258	22,538,292	22,572,212	22,523,951

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities
Net loss	($15,241)	($1,131)	($30,351)	($5,538)

Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	3,305	3,069	12,660	12,027
Other	359	495	2,145	1,974
Deferred taxes	6,136	(750)	(5,166)	(6,324)
Excess tax benefits from stock-based compensation	114	(160)	114	(160)
Changes in operating assets and liabilities
Accounts receivable	872	(224)	9,098	19,975
Inventories	5,173	(1,532)	12,979	(24,258)
Other assets	(576)	229	4,548	3,929
Accounts payable	(408)	1,146	(4,472)	(4,004)
Accrued expenses and other current liabilities	571	277	(1,143)	(359)

Net cash provided by (used in) operating activities	305	1,419	412	(2,738)

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(1,403)	(1,585)	(8,580)	(10,965)
Purchases of investments, net of proceeds from sales of investments	1,043	11,921	9,350	29,019

Net cash (used in) provided by investing activities	(360)	10,336	770	18,054

Cash flows from financing activities
Excess tax benefits from stock-based compensation	(114)	160	(114)	160
Other financing activities	—	60	146	90

Net cash (used in) provided by financing activities	(114)	220	32	250

Effect of foreign exchange rate changes on cash and cash equivalents	(338)	(3)	284	(283)

Net (decrease) increase in cash and cash equivalents	(507)	11,972	1,498	15,283
Cash and cash equivalents, beginning of period	21,578	7,601	19,573	4,290

Cash and cash equivalents, end of period	$21,071	$19,573	$21,071	$19,573

Rubicon Technology, Inc.

Reconciling items to Financial Statements - GAAP to Non-GAAP, Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,
	2013
	GAAP	Adjustments		Non-GAAP
Revenue	$11,536			$11,536
Cost of goods sold	17,347			17,347

Gross loss	(5,811)			(5,811)

General and administrative expenses	2,087			2,087
Sales and marketing expenses	388			388
Research and development expenses	745			745
(Gain) loss on disposal of assets	(6)			(6)

Total operating expenses	3,214			3,214

Loss from operations	(9,025)			(9,025)

Other (expense) income:
Interest income and other (expense) income, net	(81)			(81)

Loss before income taxes	(9,106)			(9,106)
Income tax (expense) benefit	(6,135)	10,233	(a)	4,098

Net loss	$(15,241)			$(5,008)

Net loss per common share:
Basic	($0.67)			($0.22)
Diluted	($0.67)			($0.22)

Weighted average common shares outstanding used in computing net loss per common share:
Basic	22,599,258			22,599,258
Diluted	22,599,258			22,599,258

(a)	Reverses a one-time adjustment to establish a valuation reserve of $6,135 and adds a proforma tax benefit at a normalized 45% tax rate of $4,098.